PTC Announces First Quarter Fiscal Year 2018 Results

First Quarter Bookings and Revenue Exceed High End of Guidance Range

NEEDHAM, MA, January 17, 2018 -PTC (NASDAQ: PTC) today reported financial results for its fiscal first quarter ended December 30, 2017.

●
First quarter FY’18 total revenue was $307 million
●
First quarter GAAP net income was $14 million or $0.12 per diluted share; non-GAAP net income was $36 million or $0.31 per diluted share
●
First quarter license and subscription bookings were $104 million and subscription mix was 67%
●
Total deferred revenue, billed and unbilled, was $1.17 billion, an increase of 42% from the same period last year
●
First quarter subscription Annualized Recurring Revenue (ARR) was $402 million, an increase of $183 million or 84% from the same period last year

“We are very pleased with our first quarter fiscal 2018 results and the continuing momentum we see in our business,” said James Heppelmann, President and CEO, PTC. “Bookings of $104 million exceeded the high end of our guidance range by $12 million, powered by large strategic wins in our Solutions business with marquee customers like BMW, momentum in our IoT business where we had five deals with bookings of over $1 million, and strength in the channel.”

Heppelmann added, “This is a strong start to fiscal year 2018 with broad-based strength both geographically and across our product portfolio. CAD, PLM, and IoT performed above our expectations, while the demand environment, particularly for our subscription offerings, remains strong around the globe. Given the strong start, we are raising our FY’18 guidance.”

Additional first quarter operating and financial highlights are set forth below. Information about our bookings and other reporting measures is provided beginning on page four. For additional details, please refer to the prepared remarks and financial data tables that have been posted to the Investor Relations section of our website at investor.ptc.com.

●
Q1’18 license and subscription bookings were $104 million, up 16% year-over-year.

●
Total bookings in the first quarter exceeded the high end of our guidance by $12 million and subscription bookings comprised 67% of total bookings. We believe that the announced discontinuation of new perpetual license sales in the Americas and Western Europe led to an increase in perpetual license purchases of approximately $4 million in the quarter, which impacted the subscription mix by about 3% percentage points.

●
Total deferred revenue – billed and unbilled - increased $344 million or 42% year-over-year and increased $77 million or 7% sequentially to $1.17 billion. Billed deferred revenue increased 15% year-over year and declined 6% sequentially, as expected, to $431 million, due to the timing of support billings during the year. Billed deferred revenue can fluctuate quarterly based upon the contractual billings dates in our recurring revenue contracts, as well as the timing of our fiscal reporting periods.

●
GAAP and non-GAAP software revenue in the first quarter were both approximately $265 million, an increase of 10% year-over-year, despite a higher mix of subscription bookings than the same period last year.

●
Approximately 87% of first quarter GAAP and non-GAAP software revenue came from recurring revenue streams.

●
Annualized Recurring Revenue (ARR) was approximately $928 million, an increase of 13% year-over-year and the fourth consecutive quarter of double-digit growth.

●
GAAP operating expenses in the first quarter were approximately $206 million, compared to $200 million in the same period last year; non-GAAP operating expenses were approximately $183 million, compared to $170 million in the same period last year.

●
GAAP operating margin in the first quarter was 6%, compared to 2% in the same period last year; non-GAAP operating margin was 17%, compared to 15% in the same period last year.

●
Operating cash flows in the first quarter were $25 million, and free cash flow was $19 million, ahead of our expectations, and both include cash payments related to our October 2015 restructuring plan of approximately $1 million.

●
Total cash, cash equivalents, and marketable securities as of the end of the first quarter was $342 million and total debt, net of deferred issuance costs, was $743 million.

●
On December 22, 2017, the United States enacted tax reform legislation through the Tax Cuts and Jobs Act, which significantly changed the existing U.S. tax laws, including a reduction in the corporate tax rate from 35% to 21%, and a move from a worldwide tax system to a territorial system. We have recorded the impact of this legislation in our Q1 GAAP earnings, resulting in a non-cash tax benefit of approximately $7 million. In addition, we recorded a non-cash tax benefit of approximately $0.5 million related to the new stock-based compensation accounting guidance. We have adjusted our balance sheet accounts accordingly and excluded these benefits from our non-GAAP results.

●
Continuing the phased global rollout of our subscription licensing model, we separately announced that new software licenses for our core solutions and ThingWorx industrial innovation platform will be available globally only by subscription, effective January 1, 2019, with a few exceptions. Those exceptions apply to China, Korea, Taiwan, Russia, Turkey and India where we have not announced the end-of-life of perpetual licenses. Also, Kepware will continue to be available under perpetual licensing. We previously announced the transition to subscription-only licensing in the Americas and Western Europe effective January 1, 2018. Customers globally will be able to continue to use their existing perpetual licenses and renew support on active licenses.

Fiscal 2018 Business Outlook
For the second quarter and fiscal year ending September 30, 2018, the company expects:

In millions except per share amounts
Operating Measures(1)	Q2’18 Low	Q2’18 High	FY’18 Low	FY’18 High

Subscription ACV	$ 37	$ 41	$ 181	$ 189
License and Subscription Bookings	$ 94	$ 104	$ 455	$ 475
Subscription % of Bookings	79%	79%	80%	80%
(1) An explanation of the metrics included in this table is provided below.
Financial Measures	Q2’18 Low	Q2’18 High	FY’18 Low	FY’18 High
Subscription Revenue	$ 111	$ 113	$ 460	$ 470
Support Revenue	126	126	510	510
Perpetual License Revenue	20	23	92	97
Total Software Revenue	257	262	1,062	1,077
Professional Services Revenue	43	43	173	173
Total Revenue	$ 300	$ 305	$ 1,235	$ 1,250

Operating Expense (GAAP)	$ 202	$ 205	$ 825	$ 836
Operating Expense (Non-GAAP)	176	179	727	737
Operating Margin (GAAP)	4%	6%	6%	7%
Operating Margin (Non-GAAP)	16%	17%	17%	18%
Tax Rate (GAAP)	15%	15%	(5%)	(5%)
Tax Rate (Non-GAAP)	11%	9%	11%	9%
Shares Outstanding (GAAP)	117	117	117	117
Shares Outstanding (Non-GAAP)	117	117	117	117
EPS (GAAP)	$ 0.01	$ 0.04	$ 0.28	$ 0.37
EPS (Non-GAAP)	$ 0.28	$ 0.32	$ 1.29	$ 1.39
Free Cash Flow			$ 195	$ 205
Adjusted Free Cash Flow			$ 199	$ 209

The second quarter and fiscal 2018 non-GAAP operating margin and non-GAAP EPS guidance exclude the estimated items outlined in the table below, as well as any tax effects and discrete tax items (which are not known nor reflected).

In millions	Q2’18	FY’18

Effect of acquisition accounting on fair value of acquired deferred revenue	$ 0	$ 2
Restructuring charges	-	0
Intangible asset amortization expense	15	58
Stock-based compensation expense	21	79
Total Estimated Pre-Tax GAAP adjustments	$ 36	$ 139

PTC’s Fiscal 2018 First Quarter Results Conference Call, Prepared Remarks and Data Tables
Prepared remarks and financial data tables have been posted to the Investor Relations section of our website at ptc.com. The Company will host a management presentation to discuss results at 5:00 pm ET on Wednesday, January 17, 2018. To access the live webcast, please visit PTC’s Investor Relations website at investor.ptc.com at least 15 minutes before the scheduled start time to download any necessary audio or plug-in software. To participate in the live conference call, dial 773-799-3757 or 800-857-5592 and provide the passcode PTC. The call will be recorded and a replay will be available for 10 days following the call by dialing 866-376-2452 and entering the pass code 0513. The archived webcast will also be available on PTCs Investor Relations website.

Bookings Metrics
We offer both perpetual and subscription licensing options to our customers, as well as monthly software rentals for certain products. Given the difference in revenue recognition between the sale of a perpetual software license (revenue is recognized at the time of sale) and a subscription (revenue is deferred and recognized ratably over the subscription term), we use bookings for internal planning, forecasting and reporting of new license and cloud services transactions. In order to normalize between perpetual and subscription licenses, we define subscription bookings as the subscription annualized contract value (subscription ACV) of new subscription bookings multiplied by a conversion factor of 2. We arrived at the conversion factor of 2 by considering a number of variables including pricing, support, length of term, and renewal rates. We define subscription ACV as the total value of a new subscription booking divided by the term of the contract (in days) multiplied by 365. If the term of the subscription contract is less than a year, the ACV is equal to the total contract value.

License and subscription bookings equal subscription bookings (as described above) plus perpetual license bookings plus any monthly software rental bookings during the period. Total ACV equals subscription ACV (as described above) plus the annualized value of incremental monthly software rental bookings during the period.

Because subscription bookings is a metric we use to approximate the value of subscription sales if sold as perpetual licenses, it does not represent the actual revenue that will be recognized with respect to subscription sales or that would be recognized if the sales were perpetual licenses, nor does the annualized value of monthly software rental bookings represent the value of any such booking.

Total Deferred Revenue
Total Deferred Revenue consists of Billed Deferred Revenue and Unbilled Deferred Revenue. We define Unbilled Deferred Revenue as contractually committed orders for license, subscription and support with a customer for which the associated revenue has not been recognized and the customer has not been invoiced. We do not record Unbilled Deferred Revenue on our Consolidated Balance Sheet until we invoice the customer. Billed Deferred Revenue primarily relates to software agreements invoiced to customers for which the revenue has not yet been recognized.

Software Revenue
Any reference to “total recurring software revenue” or “recurring software revenue” means the sum of subscription revenue and support revenue. Any reference to “total software revenue” or “software revenue” means the sum of subscription revenue, support revenue and perpetual license revenue. “Subscription revenue” includes cloud services revenue.

Annualized Recurring Revenue (ARR)
To help investors understand and assess the success of our subscription transition, we provide an Annualized Recurring Revenue operating measure. Annualized Recurring Revenue (ARR) for a given quarter is calculated by dividing the portion of non-GAAP software revenue attributable to subscription and support for the quarter by the number of days in the quarter and multiplying by 365. (A related metric is Subscription ARR, which is calculated by dividing the portion of non-GAAP revenue attributable to subscription for the quarter by the number of days in the quarter and multiplying by 365.) ARR should be viewed independently of revenue and deferred revenue as it is an operating measure and is not intended to be combined with or to replace either of those items. ARR is not a forecast of future revenue, which can be impacted by contract expiration and renewal rates, and does not include revenue reported as perpetual license or professional services revenue in our consolidated statement of income. Subscription and support revenue and ARR disclosed in a quarter can be impacted by multiple factors, including but not limited to (1) the timing of the start of a contract or a renewal, including the impact of on-time renewals, support win-backs, and support conversions, which may vary by quarter, (2) the ramping of committed monthly payments under a subscription agreement over time, and (3) multiple other contractual factors with the customer including other elements sold with the subscription or support contract. These factors can result in variability in disclosed ARR.

Navigate Allocation
Revenue and bookings for Navigate are allocated 50% to Solutions and 50% to IoT.

Constant Currency Change Metric
Year-over-year changes in revenue and bookings on a constant currency basis compare reported results excluding the effect of any hedging converted into U.S. dollars based on the corresponding prior year’s foreign currency exchange rates to reported results for the comparable prior year period.

Important Information about Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results and such items often recur. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.

Non-GAAP revenue, non-GAAP operating expense, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items: fair value of acquired deferred revenue, fair value adjustment to deferred services cost, stock-based compensation, amortization of acquired intangible assets, acquisition-related charges included in general and administrative costs, restructuring charges, and income tax adjustments. Additional information about the items we exclude from our non-GAAP financial measures and the reasons we exclude them can be found in “Non-GAAP Financial Measures” beginning on page 33 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

A reconciliation of non-GAAP measures to GAAP results is provided within this press release.

PTC also provides information on “free cash flow” and “adjusted free cash flow” to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long term goal of returning approximately 40% of our free cash flow to shareholders via stock repurchases. Free cash flow is net cash provided by (used in) operating activities less capital expenditures; adjusted free cash flow is free cash flow excluding restructuring payments and certain identified non-ordinary course payments. Free cash flow and adjusted free cash flow are not measures of cash available for discretionary expenditures.

Forward-Looking Statements
Statements in this press release that are not historic facts, including statements about our second quarter and full fiscal 2018 targets, and other future financial and growth expectations and targets, and anticipated tax rates, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may deteriorate; customers may not purchase our solutions when or at the rates we expect; our businesses, including our Internet of Things (IoT) business, may not expand and/or generate the revenue we expect; foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense; the mix of revenue between license & subscription solutions, support and professional services could be different than we expect, which could impact our EPS results; our transition to subscription-only licensing in the Americas and Western Europe could adversely affect sales and revenue; sales of our solutions as subscriptions may not have the longer-term effect on revenue and earnings that we expect; we may be unable to expand our partner ecosystem as we expect and our partners may not generate the revenue we expect; we may be unable to improve performance in Japan when or as we expect; we may be unable to generate sufficient operating cash flow to return 40% of free cash flow to shareholders and other uses of cash or our credit facility limits could preclude share repurchases. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

PTC and the PTC logo are trademarks or registered trademarks of PTC Inc. or its subsidiaries in the United States and in other countries.

About PTC (NASDAQ: PTC)
PTC has the most robust Internet of Things technology in the world. In 1986 we revolutionized digital 3D design, and in 1998 were first to market with Internet-based PLM. Now our leading IoT and AR platform and field-proven solutions bring together the physical and digital worlds to reinvent the way you create, operate, and service products. With PTC, global manufacturers and an ecosystem of partners and developers can capitalize on the promise of the IoT today and drive the future of innovation.
PTC.com           @PTC           Blogs

PTC Investor Relations Contacts
Tim Fox, 781-370-5961
tifox@ptc.com

Jason Howard, 781-370-5087
jahoward@ptc.com

PTC Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended
	December 30,	December 31,
	2017	2016

Revenue:
Subscription	$100,008	$54,362
Support	131,197	151,478
Total recurring revenue	231,205	205,840
Perpetual license	33,985	34,379
Total subscription, support and license revenue	265,190	240,219
Professional services	41,454	46,108
Total revenue	306,644	286,327

Cost of revenue:
Cost of license and subscription revenue (1) (2)	24,376	20,130
Cost of support revenue (1) (2)	22,200	22,817
Total cost of software revenue	46,576	42,947
Cost of professional services revenue(1)	36,382	39,168
Total cost of revenue	82,958	82,115

Gross margin	223,686	204,212

Operating expenses:
Sales and marketing (1)	99,315	90,690
Research and development (1)	63,969	57,914
General and administrative (1)	35,004	36,695
Amortization of acquired intangible assets	7,821	8,067
Restructuring charges, net	105	6,285
Total operating expenses	206,214	199,651

Operating income	17,472	4,561
Other expense, net	(11,001)	(11,064)
Income (loss) before income taxes	6,471	(6,503)
Provision (benefit) for income taxes (3)	(7,406)	2,638
Net income (loss)	$13,877	$(9,141)

Earnings (loss) per share:
Basic	$0.12	$(0.08)
Weighted average shares outstanding	115,731	115,290

Diluted	$0.12	$(0.08)
Weighted average shares outstanding	117,656	115,290

(1)	The amounts in the tables above include stock-based compensation as follows:

	Three Months Ended
	December 30,	December 31,
	2017	2016
Cost of license and subscription revenue	$413	$293
Cost of support	808	1,144
Cost of professional services revenue	1,706	1,457
Sales and marketing	4,879	3,621
Research and development	2,960	2,997
General and administrative	7,565	8,476
Total stock-based compensation	$18,331	$17,988

(2)
In the third quarter of 2017, PTC began reporting cost of support revenue separate from cost of license and subscription revenue. Costs for previous periods have also been separately reported to conform to the current period presentation.

(3)
In Q1’18 our effective tax rate was lower than the 24.5% statutory federal income tax rate due, in large part, to our corporate structure in which our foreign taxes are at an effective tax rate lower than the U.S. Additionally, our rate includes a benefit of $7.0M relating to the enactment of the Tax Cuts and Jobs Act.

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	December 30,	December 31,
	2017	2016

GAAP revenue	$306,644	$286,327
Fair value adjustment of acquired deferred subscription revenue	117	646
Fair value adjustment of acquired deferred services revenue	246	268
Non-GAAP revenue	$307,007	$287,241

GAAP gross margin	$223,686	$204,212
Fair value adjustment of acquired deferred revenue	363	914
Fair value adjustment to deferred services cost	(104)	(113)
Stock-based compensation	2,927	2,894
Amortization of acquired intangible assets included in cost of revenue	6,675	6,388
Non-GAAP gross margin	$233,547	$214,295

GAAP operating income	$17,472	$4,561
Fair value adjustment of acquired deferred revenue	363	914
Fair value adjustment to deferred services cost	(104)	(113)
Stock-based compensation	18,331	17,988
Amortization of acquired intangible assets included in cost of revenue	6,675	6,388
Amortization of acquired intangible assets	7,821	8,067
Acquisition-related charges included in general and administrative costs	7	169
Restructuring charges, net	105	6,285
Non-GAAP operating income (1)	$50,670	$44,259

GAAP net income (loss)	$13,877	$(9,141)
Fair value adjustment of acquired deferred revenue	363	914
Fair value adjustment to deferred services cost	(104)	(113)
Stock-based compensation	18,331	17,988
Amortization of acquired intangible assets included in cost of revenue	6,675	6,388
Amortization of acquired intangible assets	7,821	8,067
Acquisition-related charges included in general and administrative costs	7	169
Restructuring charges, net	105	6,285
Income tax adjustments (2)	(11,000)	148
Non-GAAP net income	$36,075	$30,705

GAAP diluted earnings (loss) per share	$0.12	$(0.08)
Fair value adjustment of acquired deferred revenue	-	0.01
Stock-based compensation	0.16	0.15
Amortization of acquired intangibles	0.12	0.12
Acquisition-related charges	-	-
Restructuring charges, net	-	0.05
Income tax adjustments	(0.09)	-
Non-GAAP diluted earnings per share	$0.31	$0.26

GAAP diluted weighted average shares outstanding	117,656	115,290
Dilutive effect of stock-based compensation plans	-	1,735
Non-GAAP diluted weighted average shares outstanding	117,656	117,025

(1)
Operating margin impact of non-GAAP adjustments:

	Three Months Ended
	December 30,	December 31,
	2017	2016
GAAP operating margin	5.7%	1.6%
Fair value of acquired deferred revenue	0.1%	0.3%
Fair value adjustment to deferred services cost	0.0%	0.0%
Stock-based compensation	6.0%	6.3%
Amortization of acquired intangibles	4.7%	5.0%
Acquisition-related charges	0.0%	0.1%
Restructuring charges, net	0.0%	2.2%
Non-GAAP operating margin	16.5%	15.4%

 (2)
We have recorded a full valuation allowance against our U.S. net deferred tax assets and a valuation allowance against net deferred tax assets in certain foreign jurisdictions. As we are profitable on a non-GAAP basis, the 2018 and 2017 non-GAAP tax provisions are being calculated assuming there is no valuation allowance. Income tax adjustments reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. We have recorded the impact of the Tax Cuts and Jobs Act in our Q1'18 GAAP earnings, resulting in a non-cash benefit of approximately $7 million. We have excluded this benefit from our non-GAAP results.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 30,	September 30,
	2017	2017

ASSETS

Cash and cash equivalents	$291,679	$280,003
Marketable securities	50,567	50,315
Accounts receivable, net	131,059	152,299
Property and equipment, net	61,219	63,600
Goodwill and acquired intangible assets, net	1,427,988	1,440,680
Other assets	343,430	373,487

Total assets	$2,305,942	$2,360,384

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$431,494	$458,907
Debt, net of deferred issuance costs	742,622	712,406
Other liabilities	242,727	303,635
Stockholders' equity	889,099	885,436

Total liabilities and stockholders' equity	$2,305,942	$2,360,384

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended
	December 30,	December 31,
	2017	2016

Cash flows from operating activities:
Net income (loss)	$13,877	$(9,141)
Stock-based compensation	18,331	17,988
Depreciation and amortization	21,046	21,454
Accounts receivable	21,603	21,184
Accounts payable and accruals	(53,057)	(53,608)
Deferred revenue	22,055	(11,726)
Income taxes	(14,272)	(6,096)
Other	(4,456)	(27,931)
Net cash provided (used) by operating activities(1)	25,127	(47,876)

Capital expenditures	(6,377)	(7,100)
Purchase of intangible asset	(2,500)	-
Proceeds (payments) on debt, net	30,000	(20,000)
Payments of withholding taxes in connection with
vesting of stock-based awards	(33,488)	(18,623)
Proceeds from investments	-	1,502
Contingent consideration	(3,176)	(2,711)
Purchases of marketable securities, net	(508)	-
Foreign exchange impact on cash	2,598	(9,760)

Net change in cash and cash equivalents	11,676	(104,568)
Cash and cash equivalents, beginning of period	280,003	277,935
Cash and cash equivalents, end of period	$291,679	$173,367

(1)
Effective the beginning of fiscal 2018, in accordance with the adoption of ASU 2016-09, "Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting," excess tax benefits are now classified as an operating activity on the statement of cash flows rather than as a financing activity. The prior period excess tax benefits have been reclassified for comparability.